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PRELIMINARY TRANSCRIPT

May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call

Operator
Good morning.
My name is Steve and I’ll be your conference operator today.
At this time, I would like to welcome everyone to the Penwest first quarter 2010 financial results conference call.
The matters discussed herein contain forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which may cause the actual results in future periods to be materially different from any feature performance suggested herein.
For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.
Without limiting to the foregoing, the words believes, anticipates, plans, expects, intends, potential, appears, estimates, projects, targets, may, could, and similar expressions are intended to identify forward-looking statements.
Important factors that could cause results to differ materially include the following.
The timing of clinical trials such takes the Phase II A clinical trials referenced above, and risks related to patient enrollment, risks related to the commercial success of Opana ER including our reliance on Endo Pharmaceuticals, Inc.
, for the commercial success of Opana ER, risks of generic competition and risks that Opana ER will not generate the capital.
Relating to drugs in development including the timing and outcome of regulatory submissions and regulatory actions with respect to A0001. Whether the results of clinical results will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of or warrant of the regulatory approval of the product that is subject of the trial, whether the patents and patent applications owned by us will protect the Company’s product and technology, actual and potential competition and other risks as set forth under the caption risk factors in Penwest’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 16th, 2010, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made.
Penwest disclaims any intention or obligation to update any forward-looking statements and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
Time Rx is a registered trademark of Penwest.
All . Ought mines have been placed on mute to prevent any background noise.
After the speakers’ remarks there will be a question-and-answer session.
If you would like to ask a question during this time, simply press star then the number one on your telephone key pad.
If you would like to withdraw your question, press the pound key.
Thank you.
Jennifer Good, President and CEO, you may begin

Unknown Speaker*
Thank you, good morning everyone.
Welcome to our review and discussion of Penwest results for the first quarter of 2010. Joining me on the call today is Frank Muscolo, our Corporate Controller and chief accounting officer.
I am very pleased with our first quarter performance as well as the progress we continue to make against the three key elements of our business plan.
This morning I will review that progress.
Frank will then review the financial results for the quarter and we will open up the call to your questions.
This was a strong quarter for us financially, and I believe we are well positioned for strong financial growth throughout 2010. We were both profitable and cash flow positive, a nice situation for a small Company.
Our financial growth was driven by strong top line sales growth of Opana ER as well as our increasing royalty rate on those sales and also increasing revenues from our growing drug delivery business.
In addition to our revenue growth, we continued to meaningfully reduce our overall operating costs.
Together, these factors produced earnings per share for the quarter of $0.12. Coupled with the Company’s strong financial performance, we also made substantial progress against the focused goals we set for ourselves for 2010, laying the groundwork for long-term growth of the Company.
We have been intensely focused on executing against the three elements of our plan to maximize the value of our assets.
We believe that we’ve made good progress and have strong momentum to continue.
As you may recall, the key goals that we set out to achieve in 2010 are to work closely with Endo to maximize the value of Opana ER, share the benefits of our collaboration with Endo with Penwest shareholders which we intend to do with the declaration of a special cash dividend, completing both Phase II A trials of A0001, one in patients with Friedreich’s Ataxia and one with machines with MELAS and making a go, no go decision on this compound.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
Exploring potential licensing opportunities for A0001, in anticipation of the completion of the Phase II A trials, continuing to grow the Company’s drug delivery business, both by completing formulation work on compounds under development and by signing additional deals and continuing to adress ofly manage the Company’s expenses to ensure that our costs are appropriate given our priorities.
I’ll now review our progress on each of these goals during the quarter and give you an update on each.
Let me begin with maximizing the value of Opana ER. Opana ER continued to perform well in the market during the quarter as a result of Endo’s continued strong promotional support, as well as the results of their managed care contracting strategy.
For the first quarter of 2010, we recorded royalty revenue from Opana ER of $7.2 million, on Endo’s net sales of Opana ER of $49.8 million.
According to IMS, TRXs on Opana ER grew 35%, and the first quarter of 2010 continued to increase sequentially over the fourth quarter of 2009. Underlying demand for the product has remained strong, and market share for Opana ER has also continued to increase.
We also saw growth in this segment of the overall pain market in the first quarter which had been relatively flat in 2009. As important to us as the increasing sales of Opana ER is the protection of the product in the US. We and Endo recently announced the settlement of our patent litigation with . Penwest and Endo have agreed to grant Barr a license to sell a generic version of Opana ER on or after September 15th, 2012 or earlier under certain circumstances.
It is important to note that this settlement with Barr is only on the patents in the current litigation and does not include any future patent applications should they be allowed.
The litigation against impasse and Santos is still pending and although a court date for the trial has not yet been set, our expectation that is the trial will be held in the second half of this year.
In parallel, both Endo and Penwest are working.
Now, I’ll turn to our R&D programs, leading off with A0001, the Company’s internal development program.
During the first quarter, we initiated a Phase II A study in patients with MELAS.
This is a double blind placebo controlled randomized study that will include approximately 21 patients.
The study includes a two to one randomization of drug to placebo.
The study’s objective is to determine if A0001 has a discernable impact of metabolic imaging parameters including various functional and biochemical assessments.
It is being conducted at Newcastle in the UK. We also have ongoing Phase II A study in Friedreich’s Ataxia which was initiated in 2009. In study we are seeking to enroll approximately 30 patients.
Both studies are on track for completion by the end of the third quarter.
We are eager to see the data and I know both of these patient populations are hopeful.
We have received tremendous support from the patient communities in conducting these studies and in particular, the involvement of the Farrell organization has been invaluable.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
Our clinical team is working hard to complete both of these studies on time, and we look forward to sharing the data with you later this year.
While the clinical studies are in process, we will be out talking to potential collaborators for A0001. We do not expect serious deal discussions to take place until after the Phase II A data but we believe understanding the partnering landscape is an important component in deciding how to move this molecule forward.
The third key element of our business plan is expanding and executing on our drug delivery collaborations to further monetize our drug delivery deck enologist.
We have become convinced that the most effective way for us to run this aspect of our business is through multi-drug strategic partnerships.
Naturally, there is a learning curve in working with each new partner and once we understand their organization, their team and how they make decisions, it’s a more effective and cost efficient way to make progress in development.
On that front, during the quarter we signed our fourth agreement with Otsuka Pharmaceuticals for several additional formulations.
Recall that in the fourth quarter of last year we announced that we had successfully met the target product profile for the first set of formulations.
Since then Otsuka has come back with a substantial amount of additional work for us which has kept our Pharmaceutical development team busy.
Otsuka has become an important partner for us. In early April we announced a another.
One of business strategies is to aggressively pursue and in particular difficult to do. Our time Rx technology is object surgeriesly a good strategic fit in this space.
Matched system.
This deal is a multi-drug, multi-year deal that contemplates the development of five drugs over the next two years.
We are already evaluating candidates.
Once Penwest and agree on a compound and the statement of work, we are entitled to an upfront payment as well as reimbursement of our time spent developing the formulation.
Under the agreement, is responsible for manufacturing, conducting the trials, regulatory and legal and ultimately commercialization of the product if it is successful.
We look forward to working with our new partners and are optimistic that we can play an important role in helping them grow their business.
Our goal for these drug delivery collaborations is to further monetize our drug delivery technology and cover internal overhead of R&D infrastructure while remaining the upside should these drugs go to market.
Already already reached one important development milestone with Otsuka, we are hopeful that this success can lead to our achieving future milestones and related royalties on the other Otsuka projects as well as with our new partners.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
Drug formulations is one of our Company’s core capabilities and has resulted in some significant successes over the past decade including.
Development of Opana ER. I am very pleased that we are still able to leverage this capability in a manner that is not only financially meaningful in the short term, but also could bring long-term value to our shareholders.
We are already well positioned with work to be done this year and are in active discussions on other opportunities.
Finally, a quick comment about the financial discipline with which we are continuing to manage Penwest.
We have been acutely focused on reducing the overhead of the Company for the past two years to reflect the resource needs of our narrowed business plan and priorities.
As a result, this is the eighth straight quarter in which we have demonstrated a meaningful reduction in our operating costs, compared with the year earlier quarter.
In the first quarter of 2010, overall operating expenses decreased 20% compared to the first quarter a year ago.
Over the past two years, we have reduced our staff in half and have consolidated our organization into one facility.
We have also worked hard to reduce any other nonessential spend at our Company.
I believe that our organization is at a good critical mass that is efficient but can also effectively execute on the complexities of drug development.
In this business, success comes from advancing products to the marketplace.
Drug development is a complex process that requires experienced people.
Cutting too deeply into that capability impairs the Company’s ability to grow over the long term.
I am comfortal that our two year effort has paid off financially for our shareholders and I also believe that we have the right balance of talent that we can leverage to drive long-term growth moving forward.
With our current staff of 38, we have preserved what I believe is an important capability around drug development and formulation expertise that can execute on the plan we have laid out.
With that, I’ll now turn it over to Frank to discuss in more detail our results for the first

Unknown Speaker*
Thank you, Jennifer and good morning everyone.
I will spend a few minutes reviewing our financial results for the first quarter ended March 31, 2010. For the first quarter of 2010, we earned a net profit of $3.9 million or $0.12 per share, compared with a net loss of $962,000 or a $0.03 loss per share for the first quarter 2009. This was our third consecutive quarter of profitability.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
This improvement in operating results reflects the increased revenue from Opana ER as well as a reduction in our total operating expenses of approximately $1.2 million compared with the first quarter of 2009. I’ll now review each of these components in more detail.
Total revenues for the first quarter of 2010 were $8.8 million compared with $5.3 million for the first quarter of 2009. This increase in revenue was primarily due to $7.2 million of royalties recognized from Endo, on a net sales of Opana ER, and increase of $2.8 million compared with our royalties from Opana ER in the first quarter of 2009. In the first quarter of 2010, Endo recouped the remaining $3.7 million of the $28 million in development cost that Endo funded on Penwest’s behalf which resulted in an end to the temporary 50% reduction in our royalty rate during the quarter.
Therefore, the effective royalty rate in the first quarter was a blend of 11% and the full rate of 28. Will be based on the full royalty rates in our agreement which range from 22% to 30% based on annual net sales of Opana ER. Our increased revenues were also attributable to increased collaborative licensing and development revenue of $535,000 primarily as a result of increased development activity under our collaborations with Otsuka which resulted in increased revenues recognized from reimbursement of our development costs.
Selling, general and administrative expenses for the first quarter of 2010 were $1.6 million, compared with $2.3 million for the first quarter of 2009. The decrease of $675,000 was attributable to lower compensation expenses as a result of staff reductions implemented in the first and fourth quarters of 2009, and also reflected higher costs in the first quarter of 2009 with respect to a severance charge recorded in connection with the first quarter 2009 staff reduction as well as our 2009 proxy contest in which the Company was involved.
Partially offsetting these decreased expenses were higher share based compensation expenses in the first quarter of 2010, largely reflecting a non-cash credit recorded in the first quarter of 2009 that resulted from the forfeiture of stock options held by former employees in connection with the January 2009 staff reduction.
Research and product development expenses for the first quarter of 2010 were $2.2 million, compared with $3 million for the first quarter of 2009. This decrease of $798,000 was primarily due to lower spending on the development of A0001 and lower compensation costs in the first quarter of 2010, as a result of the staff reductions implemented in the first and fourth quarters of 2009. We expect our R&D expense to increase in the second and third quarters, in comparison to our first quarter, as both Phase II A trials are fully under way.
I’ll now take a moment to discuss our cash position as of March 31st and highlights of our cash flows for the quarter.
At March 31, 2010, we had cash and investments of $11.5 million, substantially unchanged from our cash level at 12/31/2009. For the first quarter of 2010, our operating activities provided net cash of $1.4 million, compared with $311,000 of net cash used in operating activities for the first quarter of 2009. Cash used in financing activities in each of the first quarters of 2010 and 2009 included $1.4 million in principal payments on our term loan payable.
At March 31st, 2010, we had $2.7 million in principal remaining on this term loan, which is expected to be fully paid off in September of 2010. Now let me turn the call back to Jennifer for some closing remarks.

Unknown Speaker*
Thank you, Frank.
Before Frank and I take your questions, I would just sum up by saying that we’ve been working hard to successfully execute our focused business plan, and we believe that hard work is paying off.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
We have delivered profitability, bolstered the Company’s financial strength and signed deals we believe have rewarded our shareholders over the past year.
We also have been aggressively protecting our Opana ER franchise and advanced A0001 into two Phase II A trials.
We were able to accomplish all of this while reducing our overall operating expenses by approximately 42% over the past two years.
The market has in turn reflected these achievements as the value of your shares in Penwest has appreciated in excess of 100% since the beginning of 2009. We have strong momentum in our business right now.
For that, I want to give credit to my team at Penwest which is working hard and making excellent progress.
Momentum inside a Company is infectious and we are all committed to deliver on this year’s business plan and building on this momentum.
Frank and I will now be happy to open up the call to any questions that you may have.
^++++q-and-a.

Operator
At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone key pad.
We’ll pause for just a minute to compile the Q&A.
And your first question comes from the line of Arthur Friedman from Friedman asset management.
Your line is open.

Unknown Speaker*
Hi, Jennifer.

Unknown Speaker*
Good morning, Arthur.
How are you?

Unknown Speaker*
Good, how are you?

Unknown Speaker*
Good, thanks.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call

Unknown Speaker*
Cop couple quick questions.
I didn’t see it on the press release.
What was your accounts payable and accounts receivable at the end of the quarter?
Can you tell us that?

Unknown Speaker*
I’m going to let my trusty finance guy answer that.

Unknown Speaker*
Sure.
Accounts payable and — accounts receivable, start with that, is $8.2 million, and accounts payable and accruals total about $2.3 million.

Unknown Speaker*
Oh, okay.
That’s excellent.
I always look at that.
It’s one of the factors I look at. Okay.
And then the second question, and this may be a bit tedious, but I’m just trying to look ahead to the next quarter.
And it has to do with the paragraph — this is in the press release, where it says this is under first quarter ‘10 financial results and it says selling, general and administrative expenses, that whole paragraph.

Unknown Speaker*
Yeah?

Unknown Speaker*
Can you just — I know this is a little tedious but can you go through what the next quarter would look like, like for instance you have the decreases attributable to lower compensation expenses, what would you be predicting for the next quarter?
You talk about the severance charge, what would be predicted for the next quarter?

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
Could you just go through a couple of those.
Just want to understand what we’d be looking at.

Unknown Speaker*
Frank, why don’t you address sort of what’s unusual for the quarter and refresh the guidance too.

Unknown Speaker*
As far as what actually is in Q1, we expect those costs to be comparable.
Our guidance that we originally gave the early part of this year of 6.5 to $7.5 million, we still think that’s appropriate.
The big delta in this quarter obviously versus last year’s quarter was some of the activity in the first quarter 2009 which is nonrecurring.
So apart from the fact that we had trimmed down some staff, our guidance essentially reflected that so we expect that to continue.

Unknown Speaker*
Arthur, just to follow on that, so the decrease that was attributable to lower comp, as you remember, we did staff reductions in the fourth quarter of ‘09, took that charge, so that should continue on, the benefit of that.
We also, the proxy contest costs were in a year ago.
We didn’t have much in the first quarter of this year, although that’s obviously a risk as we head into the second quarter.

Unknown Speaker*
Right.

Unknown Speaker*
And then you can see partially offsetting these decreases were some share-based comp which there’s always lots of factors that play into that but it’s non-cash so not a big deal.

Unknown Speaker*
Thank you very much.
Frank, I say hello to you.
And once again, congratulations on a great quarter.
I mean, the business strategy you’ve proved is working fantastic.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
There’s nothing more I can say.
The results speak for themselves.

Unknown Speaker*
Thank you, Arthur.

Unknown Speaker*
Thank you, Arthur.

Operator
Again, if you would like to ask a question, please press star and the number one on your telephone key pad.
And your next question comes from the line of Tim Chang of CRT capital.
Your line is open.

Unknown Speaker*
Thanks.
Hi, Jennifer.

Unknown Speaker*
Good morning, Tim.

Unknown Speaker*
So could you talk a little bit more about this deal.
Are there specific products that you’re working on with them?
Any additional color you can provide on that?

Unknown Speaker*
Yeah.
So the folks are actually a lot of them are the ex-management that started and built.
So you sort of get the mindset with a lot of them.
The list is not predetermined because obviously as things get launched they become candidates.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
We have identified the first compound and we’re sort of — we’re working through the statement of work on that.
But all five products are not laid out because I think some of it’s fluid with regard to what gets launched in the marketplace and how it’s doing.

Unknown Speaker*
Also, just a follow-up on Opana ER. You know, I know you’ve settled with Barr now Teva.
How many additional companies have filed on Opana ER to your knowledge.

Unknown Speaker*
The only two left in the original set of four is impasse and Santos.
At the beginning of this year.
Roxanne laboratories and Watson also filed but they’re two and-a-half years behind in the process of everybody else.
So the original four that were sort of on this time line to come up due here in late 2010, beginning of 2011, there’s impasse and Santos left.

Unknown Speaker*
I know that you had given some guidance for the full year, 2010. I would imagine that pretty much stands.

Unknown Speaker*
Yes, we reaffirm those numbers.

Unknown Speaker*
And now that you’ve paid — now that the recoupment by Endo has been completed, do you have a — I guess you indicated that the royalty rate on Opana ER is about 22% but is that rate going to be going up this year, just wanted to get some more color on that, from 22%.

Unknown Speaker*
Annual sales exceeding $150 million, the rate goes up to 25%.
So we did touch on that in the fourth quarter of 2009, we hit that level.

Unknown Speaker*
Q1 we ran at $50 million of sales.
Q2 and Q3 will probably be roughly at the 22% rate and then Q4 will probably jump up to the 25% rate.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call

Unknown Speaker*
Thanks very much.

Unknown Speaker*
Great to hear from you.

Operator
Your next question comes from the line of Marcel Hurst from Hurst capital management.
Your line is open.

Unknown Speaker*
Good morning and congratulations to an excellent quarter.

Unknown Speaker*
Thank you, Marcel.

Unknown Speaker*
Can you give us a general idea on how much you’ll spend in Q2 in connection with with the proxy fight?

Unknown Speaker*
Well, that’s a good question.
I don’t know yet.
Last year in total we ended up spending about $1.3 million, but that included three different litigations which I hope we don’t have to go through again.
So we’re just working through those estimates.
Technically, Joel and Kevin have not yet filed their proxy so I don’t have a good estimate.
If I had to sort of give you a direction, I’d say half a million to three quarters of a million dollars but hopefully — we’ll obviously manage that as closely as we can.

Unknown Speaker*
Okay.

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May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
And then you mentioned on the call that you expect R&D to increase somewhat.
Can you give a little bit more detail, how much do you think R&D will increase based on your new drug development?

Unknown Speaker*
Yeah, so Marcel, we provided guidance earlier in the year of 10.5 to $11.5 million in R&D for 2010 and we still think that that’s going to be appropriate for the full year 2010. So you can see we spent on the lighter side in Q1 but now with our Phase II A clinical studies fully under way, we expect that to ramp up and we think that by the end of the year that guidance is appropriate.

Unknown Speaker*
Okay.
And also, finally, I’m still not quite sure on how to understand the risk of impacts possibly doing an at risk launch next month.
Can you talk a little bit about the likelihood there and if it’s in any way affected by the recent agreement you have reached?

Unknown Speaker*
That will ultimately be impacts’ decision.
They’ll make sort of a risk/benefit analysis.
I mean, I can tell you that from where I sit, I think it would be a very risky move based on the strength of our patent.
Given pleat and current sales of. That’s ultimately going to be their call.
I’m not sure what the calculus of settling with Barr.
It’s one less guy sharing the litigation cost so clearly impact is paying for all that.
I’m not sure that changes the dynamics of impacts.
Because they’re first to file so they’ve got 180 days of exclusivity around them.
It’s kind of a rambling way of saying, Marcel, I don’t know.
I personally would be surprised to see them launch at risk at least in the June 2010.

Unknown Speaker*
Any other questions?

Operator
If there are any further questions, please press star then the number one on your telephone key pad.

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PRELIMINARY TRANSCRIPT

May. 03. 2010 / 2:00PM, PPCO — Q1 2010 Penwest Pharmaceuticals Earnings Conference Call
And there does not appear to be any more questions.
I’ll turn it back over for any closing remarks.

Unknown Speaker*
Okay.
Thank you for your time today.
We greatly appreciate your support and we ask you continue to do so as we pursue the right path for our Company to build value for all of our shareholders.
Thank you.

Operator
This concludes today’s conference call.
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